EXHIBIT 99.1

Product Innovation and Services Growth
Drove Yelp’s First Quarter 2025 Results

Net Revenue increased by 8% year over year to $359 million

Net Income increased by 72% year over year to $24 million, reflecting a 7% margin

Adjusted EBITDA grew 32% year over year to $85 million, reflecting a 24% margin1

Updates 2025 Net Revenue outlook to the range of $1.465 billion to $1.485 billion; and Adjusted
EBITDA2 outlook to the range of $345 million to $365 million

SAN FRANCISCO--(BUSINESS WIRE)--May 8, 2025-- Yelp Inc. (NYSE: YELP), the trusted platform that connects people with great local businesses, today announced its financial results for the first quarter ended March 31, 2025 in the Q1 2025 Shareholder Letter available on its Investor Relations website at yelp-ir.com.

“Our first quarter results demonstrate the strength of our services business and the progress we’ve made against our product roadmap,” said Jeremy Stoppelman, Yelp’s co-founder and chief executive officer. “Services revenue increased by 14% year over year in the first quarter, achieving the 16th consecutive quarter of double-digit growth, and we continued to see momentum in our product-led strategy. We recently rolled out 15 new features and updates to enhance the consumer experience and help businesses manage their operations more efficiently. Looking ahead, we’re excited about the lineup of AI advancements on our roadmap that will further transform the Yelp experience and streamline operations for local businesses. We believe that these efforts will unlock new opportunities for growth and enable us to deliver long-term value to our shareholders.”

“We exceeded our expectations in the first quarter, delivering 8% year-over-year revenue growth and strong profitability,” said David Schwarzbach, Yelp’s chief financial officer. “Adjusted EBITDA increased by 32% year over year to $85 million, $15 million above the high end of our outlook range and representing a four percentage point year-over-year improvement in our adjusted EBITDA margin. We believe our consistent execution and disciplined expense management position us well to navigate a complex environment and deliver long-term, profitable growth.”

Quarterly Conference Call

Yelp will host a live Q&A session today at 2:00 p.m. Pacific Time to discuss its first quarter financial results and outlook for the second quarter and full year 2025. The webcast of the Q&A can be accessed on the Yelp Investor Relations website at yelp-ir.com. A replay of the webcast will be available at the same website.

1 See “Non-GAAP Financial Measures” for definitions of adjusted EBITDA and adjusted EBITDA margin, as well as reconciliations of adjusted EBITDA to net income (loss) and adjusted EBITDA margin to net income (loss) margin, the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”).
2 Yelp has not reconciled its adjusted EBITDA outlook to GAAP net income (loss) because it does not provide an outlook for GAAP net income (loss) due to the uncertainty and potential variability of other income, net and provision for (benefit from) income taxes, which are reconciling items between adjusted EBITDA and GAAP net income (loss). Because Yelp cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP Financial Measures” below.

About Yelp
Yelp Inc. (yelp.com) is a community-driven platform that connects people with great local businesses. Millions of people rely on Yelp for useful and trusted local business information, reviews and photos to help inform their spending decisions. As a one-stop local platform, Yelp helps consumers easily discover, connect and transact with businesses across a broad range of categories by making it easy to request a quote for a service, book a table at a restaurant, and more. Yelp was founded in San Francisco in 2004.
Yelp intends to make future announcements of material financial and other information through its Investor Relations website. Yelp will also, from time to time, disclose this information through press releases, filings with the Securities and Exchange Commission, conference calls, or webcasts, as required by applicable law.
Forward-Looking Statements
This press release contains forward-looking statements relating to, among other things, Yelp’s future performance, including its expected financial results for 2025, its ability to drive shareholder value over the long term and its ability to deliver long-term profitable growth, that are based on its current expectations, forecasts and assumptions that involve risks and uncertainties.
Yelp’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to:

•macroeconomic uncertainty — including related to inflation, interest rates, tariffs, labor and supply chain issues, as well as severe weather events and the prevalence of seasonal respiratory illnesses — and its effect on consumer behavior, user activity and advertiser spending;
•Yelp’s ability to maintain and expand its base of advertisers, particularly if advertiser turnover substantially worsens and/or consumer demand significantly degrades;
•Yelp’s ability to drive continued growth through its strategic initiatives;
•Yelp’s ability to continue to operate effectively with a primarily remote work force and attract and retain key talent;
•Yelp’s limited operating history in an evolving industry; and
•Yelp’s ability to generate and maintain sufficient high-quality content from its users.

Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Yelp’s business, operating results and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q at yelp-ir.com or the SEC’s website at sec.gov.

Investor Relations Contact:
Kate Krieger
ir@yelp.com

Press Contact:
Amber Albrecht
press@yelp.com

YELP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$222,028	$217,325
Short-term marketable securities	102,384	100,581
Accounts receivable, net	158,178	155,325
Prepaid expenses and other current assets	45,121	43,648
Total current assets	527,711	516,879
Property, equipment and software, net	79,238	75,669
Operating lease right-of-use assets	20,848	24,112
Goodwill	133,809	130,980
Intangibles, net	56,395	58,787
Other non-current assets	167,202	177,140
Total assets	$985,203	$983,567

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$163,640	$131,322
Operating lease liabilities — current	13,107	20,679
Deferred revenue	5,647	2,973
Total current liabilities	182,394	154,974
Operating lease liabilities — long-term	20,403	22,470
Other long-term liabilities	54,388	62,154
Total liabilities	257,185	239,598

Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	1,923,554	1,903,598
Treasury stock	(1,580)	(3,909)
Accumulated other comprehensive loss	(12,864)	(15,431)
Accumulated deficit	(1,181,092)	(1,140,289)
Total stockholders’ equity	728,018	743,969
Total liabilities and stockholders’ equity	$985,203	$983,567

YELP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Net revenue	$358,534	$332,752

Costs and expenses:
Cost of revenue(1)	34,828	27,355
Sales and marketing(1)	146,284	147,791
Product development(1)	83,905	91,227
General and administrative(1)	51,707	45,232
Depreciation and amortization	12,350	9,930
Total costs and expenses	329,074	321,535
Income from operations	29,460	11,217
Other income, net	5,771	7,724
Income before income taxes	35,231	18,941
Provision for income taxes	10,840	4,787
Net income attributable to common stockholders	$24,391	$14,154

Net income per share attributable to common stockholders
Basic	$0.37	$0.21
Diluted	$0.36	$0.20

Weighted-average shares used to compute net income per share attributable to common stockholders
Basic	65,261	68,559
Diluted	67,324	72,247

(1) Includes stock-based compensation expense as follows:
	Three Months Ended March 31,
	2025	2024
Cost of revenue	$1,171	$1,401
Sales and marketing	7,639	8,699
Product development	19,409	23,653
General and administrative	9,250	8,957
Total stock-based compensation	$37,469	$42,710

YELP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Operating Activities
Net income	$24,391	$14,154
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,350	9,930
Provision for credit losses	10,559	11,645
Stock-based compensation	37,469	42,710
Amortization of right-of-use assets	3,440	3,861
Deferred income taxes	3,287	(1,976)
Amortization of deferred contract cost	6,013	6,151
Other adjustments, net	1,252	161
Changes in operating assets and liabilities:
Accounts receivable	(13,998)	(13,183)
Prepaid expenses and other assets	(617)	(5,056)
Operating lease liabilities	(9,902)	(9,713)
Accounts payable, accrued liabilities and other liabilities	23,751	14,171
Net cash provided by operating activities	97,995	72,855

Investing Activities
Purchases of marketable securities — available-for-sale	(15,134)	(22,419)
Sales and maturities of marketable securities — available-for-sale	13,610	25,395
Purchases of other investments	—	(2,500)
Purchases of property, equipment and software	(10,531)	(6,987)
Other investing activities	52	109
Net cash used in investing activities	(12,003)	(6,402)

Financing Activities
Proceeds from issuance of common stock for employee stock-based plans	273	548
Taxes paid related to the net share settlement of equity awards	(19,486)	(21,882)
Repurchases of common stock	(62,500)	(62,500)
Net cash used in financing activities	(81,713)	(83,834)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	652	(485)

Change in cash, cash equivalents and restricted cash	4,931	(17,866)
Cash, cash equivalents and restricted cash — Beginning of period	217,682	314,002
Cash, cash equivalents and restricted cash — End of period	$222,613	$296,136

Non-GAAP Financial Measures
This press release and statements made during the above referenced webcast may include information relating to Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow, each of which the Securities and Exchange Commission has defined as a “non-GAAP financial measure.”

We define Adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items, such as expenses related to acquired indemnification obligations, acquisition and integration costs and fees related to shareholder activism, and other items that we deem not to be indicative of our ongoing operating performance. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue. We define Free cash flow as net cash provided by (used in) operating activities, less cash used for purchases of property, equipment and software.

Adjusted EBITDA and Free cash flow, which are not prepared under any comprehensive set of accounting rules or principles, have limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of Yelp’s financial results as reported in accordance with generally accepted accounting principles in the United States (“GAAP”). In particular, Adjusted EBITDA and Free cash flow should not be viewed as substitutes for, or superior to, net income (loss) or net cash provided by (used in) operating activities prepared in accordance with GAAP as measures of profitability or liquidity. Some of these limitations are:

•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp’s working capital needs;
•Adjusted EBITDA does not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to Yelp;
•Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
•Adjusted EBITDA does not take into account certain income and expense items, such as expenses related to acquired indemnification obligations, acquisition and integration costs and fees related to shareholder activism, or other costs that management determines are not indicative of ongoing operating performance;
•Free cash flow does not represent the total residual cash flow available for discretionary purposes because it does not reflect our contractual commitments or obligations; and
•other companies, including those in Yelp’s industry, may calculate Adjusted EBITDA and Free cash flow differently, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow alongside other financial performance measures, including net income (loss), net cash provided by (used in) operating activities and Yelp’s other GAAP results.

The following is a reconciliation of net income to Adjusted EBITDA, as well as the calculation of net income margin and Adjusted EBITDA margin, for each of the periods indicated (in thousands, except percentages; unaudited):

	Three Months Ended March 31,
	2025	2024
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$24,391	$14,154
Provision for income taxes	10,840	4,787
Other income, net	(5,771)	(7,724)
Depreciation and amortization	12,350	9,930
Stock-based compensation	37,469	42,710
Expenses related to acquired indemnification obligation(1)(2)	5,126	—
Acquisition and integration costs(1)	539	—
Fees related to shareholder activism(1)	—	599
Adjusted EBITDA	$84,944	$64,456

Net revenue	$358,534	$332,752
Net income margin	7%	4%
Adjusted EBITDA margin	24%	19%
(1) Recorded within general and administrative expenses on our condensed consolidated statements of operations.
(2) Represents expenses recorded in connection with an indemnification obligation assumed in the RepairPal acquisition, which we do not consider to be part of our ongoing operations. We expect to be indemnified for such expenses and will also exclude any such amounts from adjusted EBITDA.
The following is a reconciliation of net cash provided by operating activities to Free cash flow for each of the periods indicated (in thousands; unaudited):

	Three Months Ended March 31,
	2025	2024
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow:
Net cash provided by operating activities	$97,995	$72,855
Purchases of property, equipment and software	(10,531)	(6,987)
Free cash flow	$87,464	$65,868

Net cash used in investing activities	$(12,003)	$(6,402)

Net cash used in financing activities	$(81,713)	$(83,834)